EXHIBIT 5.1
February 4, 2011
Local.com Corporation
7555 Irvine Center Drive
Irvine, CA 96618
RE: Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Local.com Corporation, a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of 143,914 shares of common stock, par value $0.00001 per share of the Company (the “Shares”) that are issuable upon exercise of outstanding warrants which were issued by the Company on January 20, 2011 (the “Warrants”).
We have reviewed and we have examined the originals, or photostatic or certified copies, of such records of the Warrants, the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.
Based upon and subject to the foregoing, we are of the opinion that the Shares which may be issued from time to time upon the exercise of the Warrants have been duly and validly authorized and, upon exercise of the warrants, payment of the exercise price and issuance of the Shares in accordance with the terms and conditions of the Warrants, will be validly issued, fully paid and non-assessable.
The opinion expressed above is limited to the General Corporation Law of the State of Delaware (including all applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws), and the federal laws of the United States of America. This opinion is limited to the laws referred to above as in effect as of the date hereof. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof.
The opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

/s/ BAKER & MCKENZIE LLP

Local.com Corporation
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